Exhibit 22.1
LIST OF ISSUER AND GUARANTOR SUBSIDIARIES

The following subsidiaries of CDW Corporation serve as an issuer or guarantor, as applicable, for each outstanding series of senior notes:

Subsidiary	Jurisdiction of Organization	Type of Obligor
CDW LLC	Illinois	Issuer
CDW Finance Corporation	Delaware	Issuer
CDW Corporation	Delaware	Guarantor
CDW Technologies LLC	Wisconsin	Guarantor
CDW Direct, LLC	Illinois	Guarantor
CDW Government LLC	Illinois	Guarantor
CDW Logistics LLC	Illinois	Guarantor
Amplified IT LLC	Virginia	Guarantor
SCS Holdings I LLC	Delaware	Guarantor
Sirius Computer Solutions, LLC	Texas	Guarantor
Sirius Federal, LLC	Maryland	Guarantor
Sirius Computer Solutions Financial Services, LLC	Delaware	Guarantor